EXHIBIT 99.1
News Release
Contacts:	Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Provides Fourth Quarter 2013 Guidance

WEST CHESTER, OH, December 18, 2013 - AK Steel (NYSE: AKS) today provided guidance for its fourth quarter of 2013 financial results. AK Steel said it expects to realize net income of $0.02 to $0.06 per diluted share of common stock, excluding the effects of a potential non-cash income tax benefit related to pension and other postretirement benefit gains, as described below.

Shipments
AK Steel expects shipments of approximately 1,400,000 tons in the fourth quarter of 2013 compared to shipments of 1,242,400 tons in the third quarter of 2013, an increase of approximately 13%. AK Steel said that the company has seen stronger demand in the fourth quarter compared to the third quarter, particularly in carbon sales to the spot market. Additionally, the expected increase in shipments from the third quarter reflects the company’s recovery from the previously disclosed unplanned Middletown Works blast furnace outage.

Pricing
The company expects its average selling price for the fourth quarter of 2013 to decrease approximately 4% from its average selling price of $1,071 per ton for the third quarter of 2013. The expected decrease in average selling price from the third quarter is primarily due to a lower proportion of value-added shipments to the spot market in the fourth quarter.

Production Costs
The company said that it expects to incur lower production costs in the fourth quarter, primarily as a result of lower costs for iron ore pellets. Additionally, the company expects total planned maintenance outage costs to be about $2 million in the fourth quarter, compared to $4.2 million incurred in the third quarter.

Unplanned Blast Furnace Outage Effect and Insurance Recovery
The company projects expense for the fourth quarter of approximately $5 million related to the Middletown Works unplanned blast furnace outage, net of insurance recoveries. As previously disclosed, the company’s losses attributable to the unplanned blast furnace outage are partially covered by property damage and business interruption insurance. The company continues to work with its insurance underwriters on the claim.

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Income Taxes
AK Steel said that it expects to record a non-cash income tax expense of approximately $2 million, or $0.01 per diluted share, for the fourth quarter of 2013, excluding any potential income tax benefit associated with the normal year-end measurement of pension and other postretirement benefit plan liabilities. In the third quarter of 2013, the company recorded income tax expense of $6.7 million, or $0.05 per diluted share. The company’s income tax provision is primarily related to changes in the company’s LIFO reserve, which results in a tax valuation allowance adjustment related to the company’s deferred tax assets. Changes at year-end in the company’s LIFO reserve could affect the current tax estimate. In certain circumstances, the company may be required to record an income tax benefit if a significant reduction of the pension and other postretirement benefit plan liabilities occurs at year-end. The amount of this income tax benefit is subject to changes in these liabilities caused by changes in assumptions and events and circumstances beyond the company’s control, primarily changes in interest rates, performance of the financial markets, healthcare cost trends and mortality and retirement experiences, and thus is impossible to reliably forecast or predict at this time.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements, including the projected loss related to the unplanned blast furnace outage and the amount of its related insurance recoveries, involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
    AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.
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